FORM OF DISTRIBUTION PLAN
                                 CLASS A SHARES
                          THE JAMES LARGE CAP PLUS FUND

1. This Plan (the "Plan") is the written plan contemplated by Rule 12b-1 (the "Rule") under the Investment Company Act of 1940 (the "Act") of the Class A Shares (the "Class") of The James Large Cap Plus Fund (the "Fund"). This Plan describes the material terms and conditions under which Fund assets may be used in connection with financing distribution of shares of the Class (the "Shares"). This Plan will be implemented by certain related agreements with the Fund's distributor or distributors ("Distribution Agreements"), broker-dealers ("Selling Agreements") and non-broker-dealers ("Service Agreements").

2. The Fund is hereby authorized, for the purposes and on the further terms and conditions set forth herein, to expend its monies in an amount equal in the aggregate for all such expenditures to such percentage (not in excess of .40% per annum) of the Class's average daily net asset values as may be determined from time to time, by vote cast in person at a meeting called for the purpose of voting on such determination, but a majority of the members of the Board of Trustees of the James Advantage Funds (the "Trust") who are not "interested persons" of the Trust (as such term is defined in the Act) and have no direct or indirect financial interest in the operation of this Plan or any of the agreements contemplated hereby (the "Disinterested Trustees").

3. The Fund is hereby authorized to pay all fees and expenses payable by the Fund to the Fund's distributor or distributors pursuant to the Distribution Agreement. In addition, the Fund is hereby authorized to reimburse any underwriter, distributor or selling agent (a "Seller") of Shares for out-of-pocket costs and expenditures actually incurred by any such Seller for
(a) printing and distributing copies of any prospectuses and annual and interim reports of the Fund (after the Fund has prepared and set in type such materials) that are used by such Seller in connection with the offering of Shares; (b) preparing, printing and distributing any other literature used by such Seller in connection with the offering of Shares; (c) advertising, promoting and selling Shares to the public and (d) performing Selling Agreements with other persons. Such reimbursement shall be made only to Sellers with which the Fund has entered into a Distribution Agreement that permits payments by the Fund only in accordance with the foregoing provisions and the form of which has the approval of both a majority of the Board of Trustees of the Trust and a majority of the Disinterested Trustees as required by the Rule. Such reimbursement shall be made monthly upon receipt by the Fund of a written expenses report showing the expenses qualifying for such reimbursement and the purposes thereof and shall not, for any Seller or for all Sellers in the aggregate if there are more than one such Seller at any time, exceed the amount determined pursuant to Section 2.

4. The Selling Agreements contemplated by paragraph 3(d) above shall permit payments by a Seller only in accordance with the provisions of this paragraph and the form of such agreement shall have the approval of a majority of the Board of Trustees of the Trust and a majority of the Disinterested Trustees by vote cast in person at a meeting called for the purpose of voting on such Selling Agreement. A Seller may pay the other party to such a Selling Agreement

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a  monthly  fee  (and  no  other   compensation  of  any  sort  whatsoever)  for
distribution and marketing services provided by such other party. Such monthly fee shall be payable in arrears in an amount equal to such percentage (not in excess of .001096% per day) of the aggregate net asset value of the Shares held by such other party's customers or clients at the close of each day as determined from time to time by such Seller. The distribution and marketing services contemplated hereby shall include answering inquiries regarding the Fund, assisting in selecting dividend payment options, account designations and addresses, maintaining the investment of such other party's assistance in maintaining such investment by its customers or clients, such Seller may take into account the possibility that the Shares held by such other party's customers or clients would be redeemed in the absence of such monthly fee.

5. The Fund is hereby authorized to pay a monthly fee, subject to the same limitations (including the amount of such fee) and for the same purposes as set forth in paragraphs 3 and 4 above, to any person that is not an "affiliated person" or "interested person" of the Fund or of its "investment adviser" or "principal underwriter" (as such terms are defined in the Act) who provides marketing and distribution services to the Fund. Such monthly fee shall be paid only pursuant to Service Agreements between the Fund and such other persons that permit payments to such person, only in accordance with the provisions of this paragraph 5 and the form of which has the approval of a majority of the Board of Trustees of the Trust and a majority of the Disinterested Trustees by vote cast in person at a meeting called for the purpose of voting on such Service Agreement.

6. The Fund and each Seller making any payments pursuant to a Selling Agreement shall prepare separate written reports to the Board of Trustees on a quarterly basis summarizing all payments made by them pursuant to this Plan and the agreements contemplated hereby, the purposes for which such payments were made and such other information as the Board of Trustees or the Disinterested Trustees may reasonably request from time to time.

7. This Plan shall become effective upon its approval by (a) a majority of the outstanding voting securities (as such phrase is defined in the Act) of the Class and (b) a majority of the Board of Trustees of the Trust and a majority of the Disinterested Trustees by vote cast in person at a meeting called for the purpose of voting on this Plan.

8. Upon receipt of the approvals required by paragraph 7 above, this Plan and any agreement contemplated hereby shall continue in effect beyond the first anniversary of its adoption by the Board of Trustees of the Trust only so long as (a) its continuation is approved at least annually in the manner set forth in clause (b) of paragraph 7 above and (b) the selection and nomination of those Trustees of the Trust who are not "interested persons" of the Trust are committed to the discretion of such Trustees.

9. This Plan may be terminated without penalty at any time by a majority of the Disinterested Trustees or by a "majority of the outstanding voting securities" of the Class.

10. This Plan may not be amended to increase materially the maximum amount permitted to be expended hereunder except with the approval of a "majority of the outstanding voting securities" of the Class and may not be amended in any other material respect except with the approval of a majority of the Disinterested Trustees. Amendments required to conform this Plan to changes in the Rule shall not be deemed to be material amendments.

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

                          THE JAMES LARGE CAP PLUS FUND
                          CLASS C PLAN OF DISTRIBUTION
                             PURSUANT TO RULE 12B-1
                             ----------------------

     WHEREAS, The James Advantage Funds, an Ohio business trust (the `Trust"), engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act"); and

     WHEREAS, the Trust is authorized to issue an unlimited number of shares of beneficial interest without par value (the "Shares"), which may be divided into one or more series of Shares; and

     WHEREAS, the Trustees of the Trust as a whole, and the Trustees who are not interested persons of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreement relating hereto (the "Qualified Trustees'), having determined, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the Act, that there is a reasonable likelihood that this Plan will benefit The James Large Cap Plus Fund (the "Fund") and the Class C shareholders of the Fund, have approved this Plan by votes cast in person at a meeting called for the purpose of voting hereon and on any agreements related hereto;

     NOW THEREFORE, the Trust hereby adopts this Plan for the Class C Shares of the Fund, in accordance with Rule 12b-1 under the Act, on the following terms and conditions:

1. DISTRIBUTION ACTIVITIES. Subject to the supervision of the Trustees of the Trust, the Trust may, directly or indirectly, engage in any activities related to the distribution of Class C Shares of the Fund, which activities may include, but are not limited to, the following: (a) payments, including incentive compensation, to securities dealers or other financial intermediaries, financial institutions, investment advisers and others that are engaged in the sale of Class C Shares, or that may be advising shareholders of the Trust regarding the purchase, sale or retention of Class C Shares; (b) expenses of maintaining personnel (including personnel of organizations with which the Trust has entered into agreements related to this Plan) who engage in or support distribution of Class C Shares; (c) costs of preparing, printing and distributing prospectuses and statements of additional information and reports of the Fund for recipients other than existing shareholders of the Fund; (d) costs of formulating and implementing marketing and promotional activities, including, but not limited to, sales seminars, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (e) costs of preparing, printing and distributing sales literature; (f) costs of obtaining such information, analyses and reports with respect to marketing and promotional activities as the Trust may, from time to time, deem advisable; and (g) costs of implementing and operating this Plan. The Trust is authorized to engage in the activities listed above, and in any other activities related to the distribution of Class C
Shares, either directly or through other persons with which the Trust has entered into agreements related to this Plan.

2. MAXIMUM  EXPENDITURES.  The  expenditures to be made by the Trust pursuant to
Section 1 of this Plan and the basis upon which payment of such expenditures will be made shall be determined by the Trustees of the Trust, but in no event may such expenditures exceed in any fiscal year an amount calculated at the rate of .75% of the average daily net asset value of Class C Shares of the Fund. Such payments for distribution activities may be made directly by the Trust, or the Trust's investment adviser or principal underwriter may incur such expenses and obtain reimbursement from the Trust.

3. SERVICE  FEES.  In addition to the payments of  compensation  provided for in
Section 2 and in order to further enhance the distribution of the Fund's Class C Shares, the Fund may compensate securities dealers or other financial intermediaries, financial institutions, investment advisers and others that (a) hold Class C Shares for shareholders in omnibus accounts or as shareholders of record or provide shareholder support or administrative services to the Fund and its shareholders or (b) render shareholder support services not otherwise provided by the Trust's transfer agent, including, but not limited to, allocated overhead, office space and equipment, telephone facilities and expenses, answering routine inquiries regarding the Trust, processing shareholder transactions, and providing such other shareholder services as the Trust may reasonably request. These service fees shall be paid in an amount determined by the Trustees, but in no event to exceed an annual rate of .25% of the daily net assets of the Class C Shares of the Fund. If the National Association of Securities Dealers ("NASD") adopts a definition of "service fees" for purposes of Section 26(d) of the Rules of Fair Practice of the NASD (or any successor to such rule) that differs from the definition of service fees hereunder, the definition of service fees hereunder shall be automatically amended, without further action of the parties, to conform to such NASD definition.

4. TERM AND TERMINATION.

(a) This Plan shall become effective upon the first issuance of Class C shares after the fund has commenced operations.

(b) Unless terminated as herein provided, this Plan shall continue in effect for one year from the effective date and shall continue in effect for successive periods of one year thereafter, but only so long as each such continuance is specifically approved by votes of a majority of both (i) the Trustees of the Trust and (ii) the Qualified Trustees, cast in person at a meeting called for the purpose of voting on such approval.

(c) This Plan may be terminated at any time by the vote of a majority of the Rule 12b-1 Trustees or by vote of a majority of the outstanding voting securities (as defined in the Act) of the Class C Shares of the Fund. If this Plan is terminated, the Fund will not be required to make any payments for expenses incurred after the date of termination.

5. AMENDMENTS. All material amendments to this Plan must be approved in the manner provided for annual renewal of this Plan in Section 4(b) hereof. In addition, this Plan may not be amended to increase materially the amount of expenditures provided for in Sections 2 and 3 hereof unless such amendment is approved by a vote of the majority of the outstanding voting securities of the Class C Shares of the Fund (as defined in the Act).

6. SELECTION AND NOMINATION OF TRUSTEES. While this Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the Act) of the Trust shall be committed to the discretion of the Trustees who are not interested persons of the Trust.

7. QUARTERLY REPORTS. The Treasurer of the Trust shall provide to the Trustees and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and any related agreement and the purposes for which such expenditures were made.

8. RECORDKEEPING. The Trust shall preserve copies of this Plan and any related agreement and all reports made pursuant Section 7 hereof, for a period of not less than six years from the date of this Plan, the agreements or such reports, as the case may be, the first two years in an easily accessible place.

9. LIMITATION OF LIABILITY. A copy of the Trust's Agreement and Declaration of Trust is on file with the Secretary of the State of Ohio and notice is hereby given that this Plan is executed on behalf of the Trustees of the Trust as trustees and not individually and that the obligations of this instrument are not binding upon the Trustees, the shareholders of the Trust individually or the assets or property of any other series of the Trust, but are binding only upon the assets and property of the Fund.

     IN WITNESS WHEREOF, the Trust has caused this Plan to be executed as of the date set forth below.


Date:  ___________, 1999

Attest:                                 THE JAMES ADVANTAGE FUNDS

_________________________               By: _________________________
Secretary                                   President